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TABLE OF CONTENTS 2

Registration Statement No. 333-

As filed with the Securities and Exchange Commission on May 9, 2012

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-0400335 (I.R.S. Employer Identification Number)

12012 Wickchester Lane, Suite 475
Houston, TX 77079
(713) 353-9400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Hyperdynamics Corporation 2010 Equity Incentive Plan
(Full Name of Plan)

Ray Leonard, President and Chief Executive Officer
Hyperdynamics Corporation
12012 Wickchester Lane, Suite 475
Houston, TX 77079
(713) 353-9400
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copy to:
Robert M. Bearman, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.001 per share(3)	1,180,520	$0.78	$920,806	$106

Common Stock, par value $0.001 per share(4)	3,819,480	$0.78	$2,979,195	$342

Total(5):	5,000,000	$0.78	$3,900,000	$448

(1)
This Registration Statement also covers any additional shares of common stock that may be issued or become issuable as a result of a stock split, stock dividend, or other distribution involving the common stock while this Registration Statement is in effect in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
The price of $0.78 per share, which was the average of the high and low prices of the Registrant's common stock, as reported on the NYSE on May 7, 2012, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)
Represents shares underlying outstanding options granted under the 2010 Equity Incentive Plan, as amended.

(4)
Represents shares available for future grants under the 2010 Equity Incentive Plan, as amended.

(5)
Represents total shares underlying options granted and available for grant of 5,000,000 under the 2010 Equity Incentive Plan, as amended.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (this "Registration Statement") has been filed to register an additional 5,000,000 shares of common stock of Hyperdynamics Corporation (the "Company") that are reserved for issuance under the Company's 2010 Equity Incentive Plan, as amended (the "2010 Plan"). At the Company's Annual Meeting of Stockholders held on February 17, 2012, and adjourned and reconvened on March 1, 2012, the stockholders of the Company approved an amendment of the Plan to increase by 5,000,000 (from 5,000,000 to 10,000,000) the number of shares of common stock underlying options and other awards that may be issued to certain of our employees, directors and consultants under our 2010 Plan. A copy of the Plan, as so amended, is filed as Exhibit 4.1 hereto. The additional shares of common stock to be registered by this Registration Statement are of the same class as those securities covered by the Company's Registration Statement on Form S-8 previously filed on June 14, 2010 (File No. 333-167486) (the "Previous Form S-8"). Pursuant to General Instruction E to Form S-8, the contents of the Previous Form S-8 are incorporated herein by reference.

        This Registration Statement contains two parts. First, the materials that follow Part I up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with Part I of Form S-3, in accordance with General Instruction C of Form S-8 (the "Prospectus"). The Prospectus permits reoffers and resales of those shares of common stock referred to above that were issued under the 2010 Plan pursuant to the increased authorized amount of shares of common stock under the 2010 Plan by certain of the Company's stockholders, as more fully set forth therein. The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act. Those documents do not need to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act. The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2010 Plan. Requests should be directed to the Company's Chief Financial Officer at 12012 Wickchester Lane, Suite 475, Houston, TX 77079 or call (713) 353-9400.

REOFFER PROSPECTUS

HYPERDYNAMICS CORPORATION

1,180,520 SHARES OF COMMON STOCK
Acquired or to be Acquired by the Selling Stockholder Under the
2010 Equity Incentive Plan, as amended

        This reoffer prospectus (this "Prospectus") relates to the offer and resale of up to an aggregate of 1,180,520 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Hyperdynamics Corporation, a Delaware corporation (the "Company"), consisting of 1,180,520 shares underlying options previously granted under the Company's 2010 Equity Incentive Plan, as amended (the "2010 Plan"). The Shares may be offered and sold from time to time by a certain stockholder of the Company after the filing of this registration statement (the "Selling Stockholder"). See "Selling Stockholder". This Prospectus has been prepared for the purpose of registering future sales of the Shares by the Selling Stockholder, on a continuous or delayed basis, to the public without restriction. Upon the effectiveness of this registration statement, the Selling Stockholder may offer these Shares for resale for his own account from time to time.

        The Selling Stockholder may sell the Shares covered by this Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. The Selling Stockholder selling any Shares pursuant to this Prospectus may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. For additional information on the Selling Stockholders' possible methods of sale, you should refer to the section in this Prospectus entitled "Plan of Distribution."

        We will not receive any proceeds from the sale of the Shares being offered by the Selling Stockholder. We will pay all of the expenses associated with this Prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder.

        Our Common Stock is quoted on the New York Stock Exchange (the "NYSE") under the symbol "HDY." On May 7, 2012, the closing price of our Common Stock on such market was $0.80 per share.

        This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 8 of this Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 9, 2012.

        You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

        This Prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the "Registration Statement") by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by the foregoing reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained from the Commission upon payment of a prescribed fee.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

        This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "is confident that," and similar expressions that are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control; could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

        In addition to the risks discussed in this prospectus supplement under "Risk Factors" below, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: the availability of financing and, if available, on terms and conditions acceptable to us, our ability to raise sufficient capital and/or enter into a strategic relationship with an industry partner to execute our business plan, instability and civil unrest in the Republic of Guinea and adverse impacts to our exploration work off the coast of Guinea, ability to respond to changes in the oil exploration and production environment, competition, and the availability of personnel in the future to support our activities.

        Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this Prospectus described below under the heading "Incorporation of Certain Documents by Reference," all of which are accessible on the SEC's website at www.sec.gov. See also "Risk Factors" contained in this Prospectus.

        Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this Prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire Prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.

        This Prospectus relates to the offer and resale of 1,180,520 shares of our Common Stock that may be offered for sale from time to time by the Selling Stockholder identified in this Prospectus. We anticipate that the Selling Stockholder will offer the Shares for sale at prevailing market prices on the NYSE on the date of that sale. We will not receive any proceeds from these sales. We are paying the expenses incurred in registering the offer and resale of the Shares, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

Hyperdynamics Corporation

Our Corporate Information

        We are an independent oil and gas exploration company with large prospects in offshore Republic of Guinea ("Guinea") in Northwest Africa pursuant to rights granted to us by Guinea under a Hydrocarbon Production Sharing Contract, as amended (the "Concession"). We are the operator and hold a 77% interest. Our participant, Dana Petroleum, PLC ("Dana"), which is a subsidiary of the Korean National Oil Corporation, holds the remaining 23% interest in the Concession. We have conducted 2-dimensional ("2-D") and 3-dimensional ("3-D") surveys of a portion of the Concession. The acquisition phase of a new 3-D seismic survey covering approximately 4,000 square kilometers in the deeper water portion of the Concession was recently completed by the CGG Veritas Ocean Endeavor.

        In October 2011 we commenced drilling operations on the Sabu-1 well. In February 2012, the Sabu-1 well reached the planned total depth of 11,844 feet. The well encountered oil shows while drilling the targeted Upper Cretaceous section, and subsequent analyses of samples from the well indicate the presence of residual oil, in non-commercial quantities. As a result of this drilling outcome, as required by Full-Cost Accounting rules, we evaluated and moved to proved properties $112.1 million of costs which were then fully amortized though our Full-Cost Ceiling Test. The Sabu-1 results provide evidence that hydrocarbon generation has taken place in the basin, which we believe enhances the prospectivity of our Concession.

        Processing of the new deeper water 3-D data set is in progress. The first preliminary time section results were received in March 2012. Completion of that work is expected in early calendar year 2013. The cost for acquiring the survey, processing and other services is expected to total approximately $30.0 million gross, or $23.1 million for our 77% interest. Of these estimated costs, we have paid approximately $25.8 million on a gross basis as of March 31, 2012.

        We intend to continue acquiring, exploring and developing oil and gas properties on a global basis. At this time, we have no source of operating revenue and there is no assurance when we will, if ever. We have no operating cash flows and will require substantial additional funds, through additional participants, securities offerings, or through other means, to fulfill our business plans.

        In April 2012 we announced the engagement of Bank of America as an investment advisor to assist us in connection with the potential sale of an interest in the Concession. We seek to sell, or "farm-out," approximately half of our interest in the Concession to an experienced oil and gas company that would also serve as operator of the project going forward. The farm-out process is expected to be completed by the end of calendar 2012.

        Executive Office.    Our principal executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, TX 77079 and our telephone number is (713) 353-9400. Our Internet address is www.hyperdynamics.com. Information contained on our website is not a part of, and is not incorporated into, this Prospectus.

RISK FACTORS

        You should carefully consider the following risk factors in evaluating our company. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risks Relating to Our Business and the Industry in Which We Operate.

We depend on a single exploration asset.

        The Concession is currently our single most important asset and constitutes our greatest potential for the future generation of revenue. In addition to the exploratory well, the Sabu-1, that we recently drilled, we are required under the PSC to drill a minimum of one additional exploration well to a minimum depth of 2,500 meters below the seabed at a minimum cost of $15 million by September 21, 2016. The PSC has other work and additional obligations that we will need to perform to maintain compliance with the PSC. Failure to comply could subject us to risk of loss of the Concession. In addition, oil and natural gas operations in Africa may be subject to higher political and security risks than operations in the United States. Upon commencing operations at the Concession, any adverse development affecting our progress such as, but not limited to, the drilling and operational hazards described below, could result in damage to, or destruction of, any wells and producing facilities constructed on the Concession as well as damage to life. Although we may acquire producing assets to diversify our asset base, given that the Concession is currently our only major asset, any adverse development affecting it could have a material adverse effect on our financial position and results of operations.

We have no proved reserves and our exploration program may not yield oil in commercial quantities or quality, or at all.

        We have no proved reserves. We have identified leads based on seismic and geological information that indicates the potential presence of oil. However, the areas we decide to drill may not yield oil in commercial quantities or quality, or at all. Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. Accordingly, we do not know if any of our prospects will contain oil in sufficient quantities or quality to recover drilling and completion costs or to be economically viable. Even if oil is found in commercial quantities, construction costs of oil pipelines or floating production systems, as applicable, and transportation costs may prevent such leads from being economically viable. If our exploration efforts do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

        Offshore Guinea, the area of all of our exploration, appraisal and development efforts, has not yet proved to be an economically viable production area. We know of only one exploration well drilled in the area of our Concession, a dry hole in 1977, prior to the recent drilling of our Sabu-1 well. The Sabu-1 had hydrocarbon shows and contained indications of trace hydrocarbons, but not in commercial quantities. Although there have been significant technological advancements in geophysical and petroleum science since 1977, and we have acquired significant 2-D and 3-D seismic data, exploration activities are subject to a high degree of risk, and there is no assurance of a commercially successful discovery or production in this region.

We do not have reserve reports for the Concession and our expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

        We do not have any reserve reports for the Concession. A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers. Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

The PSC is subject to renegotiation under certain conditions, which may have an adverse impact upon our operations and profitability.

        The PSC provides that should the Guinea government note material differences between provisions of the PSC and international standards or the Guinea Petroleum Code, the parties will renegotiate the relevant articles of the PSC. If the Guinea government identifies material differences between the PSC's provisions and international standards or the Guinea Petroleum Code, there is no assurance that we will be able to negotiate an acceptable modification to the PSC. If the parties are not successful in renegotiating the relevant articles of the PSC, the parties may be required to submit the matter to international arbitration. There is no assurance that any arbitration would be successful or otherwise lead to articles that are more favorable to us than the present articles. Therefore, the results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business, financial position, results of operation and future cash flows.

We are highly dependent on our management team and consultants, and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

        Our business is dependent on retaining the services of a small number of key personnel of the appropriate caliber as the business develops. Our success is, and will continue to be to a significant extent, dependent upon the expertise and experience of the directors, senior management and certain key geoscientists, geologists, engineers and other professionals we engage. While we have entered into contractual arrangements with the aim of securing the services of the key management team, the retention of their services cannot be guaranteed. The loss of key members of our management team or other highly qualified technical professionals could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies. If any member of management or director were to leave our company, it may have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

Drilling wells is speculative and potentially hazardous. Actual costs may be more than our estimates, and may not result in any discoveries. The cost of our recently drilled exploratory well was significantly higher than expected.

        Exploring for and developing oil reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded. The cost of our recently drilled exploratory well, the Sabu-1, was higher than we initially expected, primarily due to numerous delays and issues related to mechanical and operational matters on the rig, logistical delays resulting from limited port facilities in Guinea, and an expanded well logging program. In addition, oil was not discovered in commercial quantities. Based on the drilling outcome and accounting rules, we evaluated certain geological and geophysical related costs in unproved properties along with the drilling costs of the Sabu 1 and moved $112 million to proved properties and fully amortized the $112 million in proved properties on our Statements of Operations for the three months ended March 31, 2012. Unexpected delays and increases in costs associated with wells drilled in the future, could adversely affect our results of operation, financial position, liquidity and business plans.

        Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. The successful drilling of an oil well may not be indicative of the potential for the development of a commercially viable field and will not necessarily result in a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

  •
  There are a variety of operating risks, including:

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  blowouts, cratering and explosions;

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  mechanical and equipment problems;

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  uncontrolled flows of oil and gas or well fluids;

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  fires;

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  marine hazards with respect to offshore operations;

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  formations with abnormal pressures;

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  pollution and other environmental risks; and

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  weather conditions and natural disasters.

        Offshore operations are subject to a variety of operating risks particular to the marine environment, such as capsizing and collisions. Also, offshore operations are subject to damage or loss from adverse weather conditions. Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses.

        Deepwater drilling generally requires more time and more advanced drilling technologies than exploration in shallower waters, involving a higher risk of equipment failure and usually higher drilling costs. In addition, there may be production risks of which we are currently unaware. If we participate in the development of new subsea infrastructure and use floating production systems to transport oil from producing wells, these operations may require substantial time for installation or encounter mechanical difficulties and equipment failures that could result in significant liabilities, cost overruns or delays. Furthermore, deepwater operations generally, and operations in West Africa in particular, lack the physical and oilfield service infrastructure present in other regions. As a result, a significant amount of time may elapse between a deepwater discovery and the marketing of the associated oil and natural gas, increasing both the financial and operational risks involved with these operations. Because of the lack and high cost of this infrastructure, further discoveries we may make in Guinea may never be economically producible.

We will need additional funding to drill additional exploratory wells, and such funding, if available, may not be on terms advantageous to us.

        Our exploration plan in 2011 contemplated a two well exploration program using the same drilling rig, beginning with the Sabu-1 well, and continuing soon thereafter with a second well. After consideration of the suitability and cost performance of that rig and the effect of the delays and increased cost on our liquidity and capital resources, we have deferred the commencement of our next exploration well. Our ability to drill additional wells will depend on obtaining additional cash resources through sales of additional interests in the Concession, equity or debt financings, or through other means. If we sell additional interests in the Concession, our percentage interest will decrease. The terms of any capital raising arrangements may not be advantageous for us.

Our efforts to attract commercial partners may not be successful and any arrangements made may not be advantageous to us.

        In April 2012 we announced the engagement of Bank of America as an investment advisor to assist us in connection with the potential sale of an interest in the Concession. We seek to sell, or "farm-out," approximately half of our interest in the Concession to an experienced oil and gas company that would also serve as operator of the project going forward. Government of the Republic of Guinea approval will be sought for the formal transfer of a portion of our concession interest to a new party. The farm-out process is expected to be completed by the end of calendar 2012. We may not be successful in attracting a commercial partner, or the commercial partner may not have the capital and operational resources, operations experience or familiarity with areas near or similar to the Concession, or other attributes that are deemed desirable by us. If we enter into an arrangement, the terms may not be advantageous to us. Any such arrangement will likely involve the transfer of a negotiated interest in the Concession, which could reduce the potential profitability of our interest in the Concession. Because it is likely that we will provide for the new entity to become the operator, our ability to control and manage operations in the Concession will be diminished.

We may not be able to meet our substantial capital requirements to conduct our operations or achieve our business plan.

        Our business is capital intensive, and we must invest a significant amount in our activities. We intend to make substantial capital expenditures to find, develop and produce natural gas and oil reserves.

        Additional capital could be obtained from a combination of funding sources. The current potential funding sources, and the potential adverse effects attributable thereto, include:

  •
  offerings of equity, equity-linked and convertible debt securities, which would dilute the equity interests of our stockholders;

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  sales or assignments of interests in the Concession and exploration program, which would reduce any future revenues from that program while at the same time offsetting potential expenditures;

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  debt and convertible debt offerings, which would increase our leverage and add to our need for cash to service such debt and which could result in assets being pledged as collateral; and

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  borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends.

        It is difficult to quantify the amount of financing we may need to fund our business plan in the longer term. The amount of funding we may need in the future depends on various factors such as:

  •
  our financial position;

  •
  the cost of exploration and drilling;

  •
  the prevailing market price of natural gas and oil; and

  •
  the lead time required to bring any discoveries to production.

        Our ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought. Historically, we have been able to raise capital from equity sources to finance our activities, but there is no assurance that we will be able to do so in the future or on acceptable terms, if at all. Further, we currently have no operating revenue. While we believe we have sufficient resources to fund the remaining drilling costs, to complete the processing of the new deeper water 3D seismic survey and working capital for at least the next 12 months, additional capital will likely be required beyond this period. If we do not obtain capital resources in the future, we may not be able to meet the obligations under the PSC and thereby could be required to surrender the Concession. The Concession is our single most important asset and, although we are considering other opportunities, the loss of the Concession would significantly reduce our ability to eventually become a profit-generating company.

        We also expect to continue to incur significant expenses over the next several years with our operations, including further 3-D seismic studies and exploratory drilling. We may not be able to raise or expend the capital necessary to undertake or complete future drilling programs or acquisition opportunities unless we raise additional funds through debt or equity financings, which may not be available on acceptable terms to us or at all. We may not be able to obtain debt or equity financing or enter into and complete additional strategic relationships with an industry partner to meet our capital requirements on acceptable terms, if at all. Further, our future cash flow from operations may not be sufficient for continued exploration, development or acquisition activities, and we may not be able to obtain the necessary funds from other sources.

We have no ability to control the prices that we may receive for oil or gas. Oil and gas prices are volatile, and a substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

        We currently have no source of revenue. Our financial condition is based solely on our ability to sell equity or debt securities to investors, enter into an additional joint operating or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds. We expect that entering into these joint operating or similar relationships would entail transferring a portion of our interest in the Concession to such partner. Such investors would consider the price of oil and gas in making an investment decision. Declines in oil and gas prices may adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Low oil and gas prices also may reduce the amount of oil and gas that we could produce economically. Low oil and gas prices in the future could have a negative effect on our future financial results. Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

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  the level of domestic and foreign supplies of oil;

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  the level of consumer product demand;

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  weather conditions and natural disasters;

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  political conditions in oil producing regions throughout the world;

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

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  speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

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  price and production controls;

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  political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

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  continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

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  the level of global oil and natural gas exploration and production activity;

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  the price of foreign oil imports;

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  actions of governments;

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  domestic and foreign governmental regulations;

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  the price, availability and acceptance of alternative fuels;

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  technological advances affecting energy consumption;

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  global economic conditions; and

  •
  the value of the U.S. dollar, the Euro and fluctuations in exchange rates generally.

        These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices. Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services, as well as gathering systems and processing facilities, and our dependence on industry contractors generally, could adversely impact us.

        We are dependent on industry contractors for the success of our oil and gas exploration projects. In particular, our drilling activity offshore of Guinea will require that we have access to offshore drilling rigs and contracts with experienced operators of such rigs. The availability and cost of drilling rigs and other equipment and services, and the skilled personnel required to operate those rigs and equipment is affected by the level and location of drilling activity around the world. An increase in drilling operations worldwide may reduce the availability and increase the cost to us of drilling rigs, other equipment and services, and appropriately experienced drilling contractors. The reduced availability of such equipment and services may delay our ability to discover reserves and higher costs for such equipment and services may increase our costs, both of which may have a material adverse effect on our business, results of operations and future cash flow. If we succeed in constructing oil wells, we may be required to shut them because access to pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our results of operations and financial condition.

We are exposed to the failure or non-performance of commercial counterparties.

        Our operations will be dependent on certain third parties with whom we have commercial agreements (such as drilling project management contractors, drilling contractors and the parties responsible for transporting and/or storing our production) for our future exploration, development, production, sales or other activities. The efficiency, timeliness and quality of contract performance by third party providers are largely beyond our direct control. If one or more of these third parties fails to meet its contractual obligations to us, or if such services are temporarily or permanently unavailable (for example, as a result of technical problems or industrial action), or not available on commercially acceptable terms, we may experience a material adverse effect on our business, results of operations, financial condition and future cash flow. In addition, as a named party under the PSC, we could be held liable for the environmental, health and safety impacts arising out of the activities of our drilling project management contractor or any other third party service provider contracted by us or on our behalf, which could have a material adverse effect on our business, results of operations and future cash flow.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

        Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

  •
  licenses for drilling operations;

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  tax increases, including retroactive claims;

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  unitization of oil accumulations;

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  local content requirements (including the mandatory use of local partners and vendors); and

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  environmental requirements and obligations, including investigation and/or remediation activities.

        Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, new laws and regulations may be enacted, and current laws and regulations could change or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in the developing countries in which we conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

        Furthermore, the explosion and sinking in April 2010 of the Deepwater Horizon oil rig during operations on the Macondo exploration well in the Gulf of Mexico, and the resulting oil spill, may have increased certain of the risks faced by those drilling for oil in deepwater regions, including increased industry standards, governmental regulation and enforcement, and less favorable investor perception of the risk-adjusted benefits of deepwater offshore drilling.

        The occurrence of any of these factors, or the continuation thereof, could have a material adverse effect on our business, financial position or future results of operations.

We may not be able to commercialize our interests in any natural gas produced from our Guinea Concession.

        The development of the market for natural gas in West Africa is in its early stages. Currently there is no infrastructure to transport and process natural gas on commercial terms in Guinea, and the expenses associated with constructing such infrastructure ourselves may not be commercially viable given local prices currently paid for natural gas. We will not receive any payment for this quantity of natural gas. Accordingly, there may be limited or no value derived from any natural gas produced from our Guinea Concession.

Our insurance coverage may be insufficient to cover losses, or we could be subject to uninsured liabilities which could materially affect our business, results of operations or financial condition.

        There are circumstances where insurance will not cover the consequences of an event, or where we may become liable for costs incurred in events or incidents against which we either cannot insure or may elect not to have insured (whether on account of prohibitive premium costs or for other commercial reasons). Further, insurance covering certain matters (such as sovereign risk, terrorism and many environmental risks) may not be available to us. Moreover, we may be subject to large excess payments in the event a third party has a valid claim against us, and therefore may not be entitled to recover the full extent of our loss, or may decide that it is not economical to seek to do so. The realization of any significant liabilities in connection with our future activities could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

        There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards, including those arising out of the activities of our third-party contractors. We intend to obtain insurance with respect to certain of these hazards, but such insurance likely will have limitations that may prevent us from recovering the full extent of such liabilities. The payment by us of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We have competition from other companies that have larger financial and other resources than we do, which puts us at a competitive disadvantage.

        A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We are likely to face competition from international oil and gas companies, which already may have significant operations in a region, together with potential new entrants into such markets, any of which may have greater financial, technological and other resources than us. There is a high degree of competition for the discovery and acquisition of properties considered to have a commercial potential. We compete with other companies for the acquisition of oil and gas interests, as well as for the recruitment and retention of qualified employees and other personnel.

        There can be no assurance that we will be able to continue to compete effectively with other existing oil and gas companies, or any new entrants to the industry. Any failure by us to compete effectively could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

We may incur a variety of costs to engage in future acquisitions, and the anticipated benefits of those acquisitions may never be realized.

        As a part of our business strategy, we may make acquisitions of, or significant investments in, other assets, particularly those that would allow us to produce oil and natural gas and generate revenue to fund our exploration activities. Any future acquisitions would be accompanied by risks such as:

  •
  diversion of our management's attention from ongoing business concerns;

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  our potential inability to maximize our financial and strategic position through the successful development of the asset or assets acquired;

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  impairment of our relationship with our existing employees if we cannot hire employees to staff any new operations and our existing employees are required to staff both old and new operations; and

  •
  maintenance of uniform standards, controls, procedures and policies.

        We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

Risks Relating to Operating in Guinea

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

        We conduct business in Guinea, which is in a region of the world where there have been recent civil wars, revolutions, coup d'etats and internecine conflicts. There is the risk of political violence and increased social tension in Guinea as a result of the past political upheaval, and there is a risk of civil unrest, crime and labor unrest at times. For example, in September 2009, the military government intervened to stop pro-democracy rallies, resulting in a number of civilian deaths and casualties. This led to the African Union, United States and European Union imposing sanctions upon the former government. A successful mediation organized by the international community (African Union, United States and European Union) between the opposition and the military junta resulted in the appointment of a Prime Minister of Guinea from the opposition. In 2010 democratic elections were held, and a president was elected and inaugurated. While these developments indicate that the political situation in Guinea is improving, external or internal political forces potentially could create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest. Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the PSC.

        Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

  •
  loss of future revenue, property and equipment, as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

  •
  increases in taxes and governmental royalties;

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  unilateral renegotiation or cancellation of contracts by governmental entities;

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  difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

  •
  changes in laws and policies governing operations of foreign-based companies; and

  •
  currency restrictions and exchange rate fluctuations.

        Our operations in Guinea also may be adversely affected by laws and policies of the United States affecting foreign trade and taxation. Realization of any of these factors could have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

Guinea's political uncertainties could adversely affect our rights under the Concession or obligations under the PSC.

        Guinea has faced and continues to face political, economic and social uncertainties which are beyond our control. Maintaining a good working relationship with the Guinea government is important because the Concession is granted under the terms of the PSC, with the Guinea government. In June 2010, a democratic election was held that identified two main candidates for a run-off election that was held on November 7, 2010. On December 21, 2010, President Alpha Conde was inaugurated. The newly-elected government has replaced the transitional government. Although we believe that our management has a positive working relationship with the new Guinea government, we cannot predict future political events and changing relationships. Political instability, substantial changes in government laws, policies or officials, and attitudes of officials toward us could have a material adverse effect on our business, financial position, results of operations and future cash flow.

We operate in Guinea, a country where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

        We operate in Guinea, a country where governmental corruption has been known to exist. There is a risk of violating either the US Foreign Corrupt Practices Act, laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business. In addition, the future success of our Guinea operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, terrorism, renegotiation or modification of existing contracts, tax laws and changes in exchange rates.

We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

        Oil and gas operations in Guinea will be subject to government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations. It is impossible to predict future government proposals that might be enacted into law, future interpretation of existing laws or future amendments to the Guinea Petroleum Code or any other laws, or the effect those new or amended laws or changes in interpretation of existing laws might have on us. Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have a material adverse effect on our financial condition, results of operations and future cash flows.

Political, social and economic conditions in Guinea may adversely affect our business, results of operation, financial condition and future cash flow.

        As all of our potential revenue generating assets are currently located in Guinea, our operations are dependant on the economic and political conditions prevailing in Guinea. Accordingly, we are subject to the risks associated with conducting business in and with a foreign country, including the risks of changes in the country's laws and policies (including those relating to taxation, royalties, acquisitions, disposals, imports and exports, currency, environmental protection, management of natural resources, exploration and development of mines, labor and safety standards, and historical and cultural preservation). The costs associated with compliance with these laws and regulations are substantial, and possible future laws and regulations as well as changes to existing laws and regulations could impose additional costs on us, require us to incur additional capital expenditures and/or impose restrictions on or suspensions of our operations and delays in the development of our assets.

        Further, these laws and regulations may allow government authorities and private parties to bring legal claims based on damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. If material, these compliance costs, claims or fines could have a material adverse effect on our business, results of operations, financial condition and/or growth prospects.

        In addition, Guinea has high levels of unemployment, poverty and crime. These problems have, in part, hindered investments in Guinea, prompted emigration of skilled workers and affected economic growth negatively. While it is difficult to predict the effect of these problems on businesses operating in Guinea or the Guinea government's efforts to solve them, these problems, or the solutions proposed, could have a material adverse effect on our business, results of operations, financial condition and/or growth prospects.

The legal and judicial system in Guinea is relatively undeveloped and subject to frequent changes, and we may be exposed to similar risks if we operate in certain other jurisdictions.

        Guinea has a less developed legal and judicial system than more established economies which could result in risks such as: (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of contract, law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of Governmental authorities who may be susceptible to corruption; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. In Guinea and certain other jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to the Concession or other licenses, permits or approvals required by us for the operation of our business, which may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others, and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Risks Relating to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        The closing price for our common stock has varied between a high of $5.58 on July 26, 2011 and a low of $0.80 on May 7, 2012 to date for the fiscal year ending on June 30, 2012. This volatility may affect the price at which an investor could sell the common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in "—Risks Relating to Our Business and the Industry in Which We Operate"; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts' estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

We may be subject to a continued listing standards notice from the New York Stock Exchange if the trading price of our common stock remains below $1.00 for thirty consecutive trading days.

        Our common stock has traded recently below $1.00 per share. If the low trading price of our stock continues, we may be subject to a continued listing standards notice from the NYSE. Under NYSE rules, such notices may be issued when the average closing price of a company's common stock is less than $1.00 per share over a period of 30 consecutive trading days. If such notice is received, we will have six months following receipt of the notification to regain compliance with the minimum share price requirement. We can regain compliance at any time during the six-month cure period if our common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period. The NYSE rules also provide that, if we choose to take an action to cure the price condition that requires shareholder approval, we must inform the NYSE, obtain such shareholder approval by no later than our next annual meeting, and implement the action promptly thereafter.

We may issue additional shares of common stock in the future, which could adversely affect the market price of our shares and cause dilution to existing stockholders.

        We may issue additional shares of our common stock in the future which could adversely affect the market price of our shares. Significant sales of shares of our common stock by major stockholders, or the public perception that an offering or sale may occur also could have an adverse effect on the market price of shares of our common stock. Issuance of additional shares of common stock will dilute the percentage ownership interest of the existing stockholders, and may dilute the book value per share of our shares of common stock held by existing stockholders.

Sales of substantial amounts of shares of our common stock in the public market could harm the market price of the shares of common stock.

        The sale of substantial amounts of shares of our common stock (including shares issuable upon exercise of outstanding options and warrants to purchase shares) may cause substantial fluctuations in the price of shares of our common stock. Because investors may be more reluctant to purchase shares of our common stock following substantial sales or issuances, the sale of shares in an offering could impair our ability to raise capital in the near term.

We have identified material weaknesses in our internal controls for the year ended June 30, 2011, and if we fail to adequately remediate, we may be unable to accurately report our financial results in the future and the market price of our shares may be adversely affected.

        We and our independent registered public accounting firm, in connection with the audit of our internal control over financial reporting, for the fiscal year ended June 30, 2011, have identified certain control deficiencies resulting from the lack of effective detective and monitoring controls being designed within internal control over financial reporting. Such deficiencies related to oversight and review of information as prepared or received from external service providers covering marketable securities, income taxes and equity awards and over the presentation of the financial statements and the application of certain accounting principles. In addition, we identified certain control deficiencies in our general computer control environment, resulting from the lack of effective controls around the areas of approval and review of information technology changes and system security, including the enforcement of segregation of duties and appropriate user access restrictions. While we have instituted controls which we feel will address our previously identified control weaknesses, testing of the effectiveness of those controls is currently taking place, and therefore our principal executive and principal financial officers concluded that our disclosure controls and procedures were not yet effective at March 31, 2012. A failure to address any control deficiency could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements. As a result, our business and the market price of our shares may be adversely affected.

Delaware law and our charter documents may impede or discourage a takeover, which could adversely impact the market price of our shares.

        We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Selling Stockholder will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus.

SELLING STOCKHOLDER

        This Prospectus relates to Shares that are being registered for reoffers and resales by the Selling Stockholder who has acquired (or, in some cases, may acquire) Shares pursuant to the 2010 Plan. We may amend this Prospectus to reflect future issuances under the 2010 Plan to the Selling Stockholder.

        Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 166,816,065 shares outstanding as of May 8, 2012, and generally includes voting or investment power with respect to securities. Shares underlying options to purchase shares of Common Stock that are currently exercisable or become exercisable within 60 days of May 9, 2012 and shares of restricted stock that vest within 60 days after May 9, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The 1,180,520 shares listed below covered by this Prospectus are shares to be issued upon exercise of outstanding options issued pursuant to the 2010 Plan. The Selling Stockholder may resell all, a portion, or none of the Shares from time to time.

        The address of the stockholder listed below is care of Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475, Houston, TX 77079. The following table sets forth the name and relationship to the Company of the Selling Stockholder and: (1) the number of shares of Common Stock that the Selling Stockholder beneficially owned as of May 9, 2012; (2) the number of shares of Common Stock that the Selling Stockholder may offer pursuant to this Reoffer Prospectus; and (3) (if one percent or more) the percentage of the class to be beneficially owned by such stockholder assuming the sale of all shares offered pursuant to this Prospectus.

Selling Stockholder	Position	Shares Beneficially Owned(a)	Shares Covered Under this Prospectus(b)	Beneficially Owned After the Resale(a)
Hande Adiyaman	Geophysicist	—	5,000	—
Paolo Amoruso	V.P. of Commercial & Legal Affairs	107,500	15,000	107,500
Veronica Anderson	Accountant II	—	27,000	—
Johnnie Armstrong	Network Engineer	—	30,000	—
Peter Bird	Sr. Petroleum Economist	—	150,000	—
Jason Davis	V.P Finance & Treasurer	302,333	5,000	302,333
Chris DePue	Accounting Manager	11,045	5,000	11,045
Mary Beth Donaldson	Senior Geologist	—	150,000	—
Jody Isom	Human Resources Generalist	—	30,000	—
Deborah Johnston	Executive Assistant	17,300	10,000	17,300
Tahera Khan	Director Human Resources	—	75,000	—
Dale McFadden	Operations Manager	—	70,000	—
Bonnie Milne	Manager Geological Operations	52,365	5,000	52,365
Ken Nibbelink	Chief Geologist	163,500	15,000	163,500
Brian Payne	Geoscientist & Data Management Specialist	83,494	15,000	83,494
Debbie Phillips	Geophysical Advisor	—	150,000	—
Keith Posey	Senior Geologist	—	100,000	—
Don Rice	Senior Geophysicist	172,500	25,000	172,500
Chuck Severson	Chief Reservoir Engineer	121,500	5,000	121,500
Granville Smith	Senior Explorationist	79,999	520	79,999
Eric Swanson	Geologist	—	58,000	—
Graham Tribble	Operations Manager	—	100,000	—
David Wesson	Controller	87,500	5,000	87,500
David Williams	Chief Drilling Engineer	—	100,000	—
Gulnara Yelemanova	Sr. Legal Assistant	—	30,000	—

Total		1,199,036	1,180,520	1,199,036

(a)
Does not include shares underlying stock options that are not exercisable within 60 days after May 9, 2012. Also does not include restricted common stock shares that do not vest within 60 days of May 9, 2012.

(b)
Includes shares underlying stock options granted under the 2010 Plan that are not exercisable within 60 days after May 9, 2012.

PLAN OF DISTRIBUTION

        The Shares covered by this Prospectus are being registered by us for the account of the Selling Stockholder.

        The Shares offered by this Prospectus may be sold from time to time directly by or on behalf of the Selling Stockholder in one or more transactions on the NYSE or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The Selling Stockholder may sell the Shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of the Shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. The Selling Stockholder is an employee of the Company, and he will be subject to the Company's policies concerning trading and other transactions in the Company's securities.

        The Selling Stockholder of the Shares and any of his pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the Shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

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  settlement of short sales entered into after the date of this Prospectus;

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  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

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  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. There is no assurance that the Selling Stockholder will sell all or a portion of the stock being offered hereby.

        In connection with the sale of Shares, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell the Shares short and deliver these Shares to close out short positions, or loan or pledge the Shares to broker-dealers or other financial institutions that in turn may sell these Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Shares, which the broker-dealer or other financial institution may resell pursuant to this Prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        In connection with the sales, the Selling Stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. If the Selling Stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholder and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our Common Stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of our Common Stock.

        To the extent required, the Shares to be sold, the names of the persons selling the Shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

        We are bearing all of the fees and expenses relating to the registration of the Shares. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the Shares will be borne by the Selling Stockholder. In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

        The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

        We have notified the Selling Stockholder of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.

EXPERTS

        The consolidated financial statements of Hyperdynamics Corporation for the years ended June 30, 2010 and 2009 appearing in Hyperdynamics Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, were audited by GBH CPAs, PC, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements incorporated herein by reference from Hyperdynamics Corporation's Annual Report on Form 10-K for the year ended June 30, 2011, and the effectiveness of Hyperdynamics Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to internal control over financial reporting and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP. As of the date of this Prospectus, Patton Boggs LLP and its attorneys owned in the aggregate approximately 149,250 shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        Hyperdynamics Corporation, which may be referred to as the Company, incorporates by reference the documents or portions of documents listed below which were filed with the Securities and Exchange Commission, which may be referred to as the SEC, under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act, except to the extent that any information contained in such filings is deemed "furnished" and not "filed" in accordance with SEC rules:

  •
  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011;

  •
  The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and September 30, 2011;

  •
  Prospectuses dated February 1, 2012 filed pursuant to Rule 424(b);

  •
  The Registration Statement on Form S-3 filed March 24, 2011 (File No. 333-173051);

  •
  The Registration Statement on Form S-8 filed June 14, 2010 (File No. 333-167486);

  •
  The Company's Current Reports on Form 8-K filed on March 5, 2012, February 24, 2012, February 1, 2012, January 30, 2012, December 28, 2011, November 15, 2011, October 27, 2011, September 23, 2011, August 24, 2011, and July 8, 2011.

  •
  The description of our securities contained in the Company's Form SB-2, as amended, filed February 5, 2000, and Form 8-K filed June 15, 2001.

        All documents the Company files subsequently to the filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Hyperdynamics Corporation, Attention Chief Financial Officer, 12012 Wickchester Lane, Suite 475, Houston, TX 77079 or call (713) 353-9400.

 DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        The Delaware General Corporation Law Code provides for indemnification as follows:

        145.    Indemnification of officers, directors, employees and agents; insurance.

          (a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h)   For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

        Our Bylaws provide for indemnification. Our Bylaws—ARTICLE IV, as follows:

  1.
  INDEMNIFICATION.    This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim: provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article IV shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

  2.
  INSURANCE.    The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IV of the by-laws.

  3.
  DEFINITIONS.    For purposes of this Article IV, reference to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on. or involves services by. such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article IV.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

Table of Contents:

        HYPERDYNAMICS CORPORATION HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SHARES OFFERED HEREBY. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON PAYMENT OF THE REGULAR CHARGE THEREFORE.

1,180,520 SHARES

HYPERDYNAMICS CORPORATION

COMMON STOCK

REOFFER PROSPECTUS

May 9, 2012

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

        Hyperdynamics Corporation, which may be referred to as the Company, incorporates by reference the documents or portions of documents listed below which were filed with the Securities and Exchange Commission, which may be referred to as the SEC, under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act, except to the extent that any information contained in such filings is deemed "furnished" and not "filed" in accordance with SEC rules:

  •
  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011;

  •
  The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and September 30, 2011;

  •
  Prospectuses dated February 1, 2012 filed pursuant to Rule 424(b);

  •
  The Registration Statement on Form S-3 filed March 24, 2011 (File No. 333-173051);

  •
  The Registration Statement on Form S-8 filed June 14, 2010 (File No. 333-167486);

  •
  The Company's Current Reports on Form 8-K filed on March 5, 2012, February 24, 2012, February 1, 2012, January 30, 2012, December 28, 2011, November 15, 2011, October 27, 2011, September 23, 2011, August 24, 2011, and July 8, 2011.

  •
  The description of our securities contained in the Company's Form SB-2, as amended, filed February 5, 2000, and Form 8-K filed June 15, 2001.

        All documents the Company files subsequently to the filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Hyperdynamics Corporation, Attention Chief Financial Officer, 12012 Wickchester Lane, Suite 475, Houston, TX 77079 or call (713) 353-9400.

ITEM 4.    DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL

        The validity of the securities offered hereby will be passed upon for the Company by Patton Boggs LLP. As of the date of this Registration Statement, Patton Boggs LLP and its attorneys owned in the aggregate approximately 149,250 shares of the Company's common stock.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Delaware General Corporation Law and our Bylaws provide that we will indemnify our directors and officers if they are a party to any civil or criminal action. This may discourage claimants from making claims against the directors and officers even if the claims have merit. The cost of indemnification could be high.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    EXEMPTION FROM REGISRTATION CLAIMED

        Not applicable.

ITEM 8.    EXHIBITS

        The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit
4.1	2010 Equity Incentive Plan, as amended
4.2	Form of Incentive Stock Option Agreement*
4.3	Form of Non-Qualified Stock Option Agreement*
4.4	Form of Restricted Stock Agreement*
5.1	Opinion and Consent of Patton Boggs LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of GBH CPAs, PC
23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

*
Form agreements are incorporated by reference to the Company's Previous Form S-8.

ITEM 9.    UNDERTAKINGS

        The registrant hereby undertakes:

          (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

    (i)
    Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 9th day of May 2012.

HYPERDYNAMICS CORPORATION
By:	/s/ RAY LEONARD Ray Leonard President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Ray Leonard, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAY LEONARD Ray Leonard	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 9, 2012
/s/ ROBERT A. SOLBERG Robert A. Solberg	Non-Executive Chairman and Director	May 9, 2012
Herman Cohen	Director
/s/ WILLIAM STRANGE William Strange	Director	May 9, 2012
David A. L. Owen	Director

Signature	Title	Date

/s/ FRED S. ZEIDMAN Fred S. Zeidman	Director	May 9, 2012
/s/ PAUL REINBOLT Paul Reinbolt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 9, 2012
/s/ DAVID WESSON David Wesson	Principal Accounting Officer	May 9, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	2010 Equity Incentive Plan, as amended
4.2	Form of Incentive Stock Option Agreement*
4.3	Form of Non-Qualified Stock Option Agreement*
4.4	Form of Restricted Stock Agreement*
5.1	Opinion and Consent of Patton Boggs LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of GBH CPAs, PC
23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

*
Form agreements are incorporated by reference to the Company's Previous Form S-8.